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           EXHIBIT 11 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

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

                                                      16 Weeks Ended                    28 Weeks Ended
                                                 --------------------------      ---------------------------
                                                 October 12,     October 14,      October 12,     October 14,
                                                    1996            1995            1996             1995
                                                 ----------      ----------      -----------       ----------
PRIMARY
   Weighted average shares outstanding            8,393,833       8,399,994        8,394,318        8,407,297
   Net effect of dilutive stock options -
      based on the treasury stock method             16,746          44,474           29,263           27,257
                                                 ----------      ----------      -----------       ----------
          Total                                   8,410,579       8,444,468        8,423,581        8,434,554
                                                 ==========      ==========      ===========       ==========

   Net income (loss)                             $2,739,087      $2,230,556      $(4,372,710)      $5,366,001
                                                 ==========      ==========      ===========       ==========

          Per share amount                             $.33            $.26            $(.52)            $.64
                                                       ====            ====            =====             ====



FULLY DILUTED
   Weighted average shares outstanding            8,393,833       8,399,994        8,394,318        8,407,927
   Net effect of dilutive stock options -
      based on the treasury stock method
      using average market price                     17,672          50,582           29,745           50,582
   Assumed conversion of 7% convertible
      subordinated debentures issued
      March 5, 1993                               1,290,323       1,290,323        1,290,323        1,290,323
                                                 ----------      ----------      -----------       ----------
          Total                                   9,701,828       9,740,899        9,714,386        9,748,202
                                                 ==========      ==========      ===========       ==========

   Net income (loss)                             $2,739,087      $2,230,556      $(4,372,710)      $5,366,001
   Add 7% convertible subordinated
      debenture interest, net of tax effect         256,472         276,835          457,309          484,935
                                                 ----------      ----------      -----------       ----------
                                                 $2,995,559      $2,507,391      $(3,915,401)      $5,850,936
                                                 ==========      ==========      ===========       ==========

          Per share amount                             $.31            $.26            $(.40)            $.60
                                                       ====            ====            =====             ====

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